United States securities and exchange commission logo





                       November 9, 2023

       Adrianne Lee
       Chief Financial Officer
       Beyond, Inc.
       799 West Coliseum Way
       Midvale, UT 84047

                                                        Re: Beyond, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 000-49799

       Dear Adrianne Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation
       cc:                                              Todd Kaye